                              EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 21st day of February, 2000 by and between Playboy.com, Inc., a Delaware company (the "Company"), and Kevin Mayer (the "Executive").

                                   WITNESSETH:

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1.       DEFINITIONS.

         (a) "Base Salary" shall mean the salary provided for in section 4.
             below.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) "Cause" shall mean that the Executive shall have:

                  (i) been convicted of a criminal violation involving dishonesty, fraud or breach of trust; or

                  (ii) willfully engaged in misconduct in the performance of Executive's duties that materially injures the Company or "Affiliate" of the Company. Affiliate shall mean any company directly or indirectly through one or more intermediaries, controlling the Company or controlled by, or under common control with the Company. For purposes of the foregoing, "control" (and "controlled" and "controlling"


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                           respectively), as used in the immediately preceding
                           sentence, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the specified company/Company (whether by the holding of shares or other equity interests, the possession of voting or contract rights or otherwise).

         (d) "Constructive Termination without Cause" shall mean termination by the Executive of his employment following occurrence of any of the following events without his written consent:

                  (i) a reduction in the Executive's compensation (Base Salary or equity opportunity); or

                  (ii) a material diminution in the Executive's duties or the assignment to the Executive of duties which are materially inconsistent with his current duties.

2.       TERM OF EMPLOYMENT.

         (a) The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing February 21, 2000 and ending February 20, 2004, subject to earlier termination, as provided in section 10. below ("Term of Employment").

         (b) Anything herein to the contrary notwithstanding, the Company shall have the right to terminate Executive's employment hereunder with or without cause at any time.

3.       POSITION, DUTIES AND RESPONSIBILITIES.

         (a) During the Term of Employment, the Executive shall be employed as President and Chief Executive Officer of the Company and shall also serve on the Company's Board. The Executive, in carrying out his duties under this Agreement, shall report to the


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                  Company's Board. The Executive's responsibilities and
                  authority will be commensurate with his position.

         (b) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from serving, subject to approval of the Company's Board, on the boards of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, provided that such activities do not interfere with the proper performance of his duties and responsibilities on behalf of the Company.

         (c) The Executive will be based in New York City, New York with offices there and in Los Angeles, California and Chicago, Illinois.

4.       BASE SALARY.

         The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of three hundred fifty thousand dollars ($350,000).

5.       ANNUAL INCENTIVE COMPENSATION.

         The Executive shall participate in an incentive compensation plan with a maximum annual target award opportunity of twenty-five percent (25%) of Base Salary tied to the Company's performance against budget and paid as soon after fiscal year-end as the financial objectives can be measured and the Company's outside auditors have closed the Company's books. For fiscal year 2000 (January 1 through December 31, 2000), Executive will be treated as if he were employed for the entire fiscal year for purposes of computing any such incentive compensation payable to him.

6.       EQUITY PARTICIPATION.

         Effective as of February 21, 2000, the Company shall grant the Executive, pursuant to the Company's 2000 Incentive Stock Plan (which is to be approved by the


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         Company's Board and sole shareholder), an option (the "Stock Option")
         to purchase those number of shares (the "Option Shares") of the Company's common stock which represents five percent (5%) of the Company's outstanding pre-Initial Public Offering ("IPO") equity based on an enterprise valuation by the Company's lead investment bankers, which valuation in no event shall be more than one hundred ninety-five million dollars ($195,000,000). The strike price for such shares shall be calculated by taking said referenced enterprise valuation and dividing it by the number of the Company's outstanding pre-IPO equity shares.

         (a)      The Option Shares will vest in the following manner:

                  (i) twenty percent (20%) of the Option Shares will vest on the first (1st) anniversary of the Effective Date;

                  (ii) sixty percent (60%) of the Option Shares will vest in equal monthly installments in each twelve (12) month period (i.e., one-thirty-sixth (1/36th) each month) after the first (1st) anniversary of the Effective Date; and

                  (iii) The remaining twenty percent (20%) of the Option Shares will vest in equal increments on each December 31, for the years ending in 2000, 2001, 2002 and 2003, provided that the Company's Performance, as defined, for any such year exceeds the Dow Jones Internet Index Performance, as defined, in such year by a minimum of fifteen percent (15%). Each year will be considered separately for purposes of determining if such vesting has occurred. (Solely for purposes of illustrating the foregoing, if the Dow Jones Internet Index increases from the effective date of the Company's IPO to the end of the year 2000 by ten percent (10%), then the Company's Performance from its initial sales price to underwriters on its IPO must increase by eleven and one-half percent (11.5%) (i.e., 115% of 10%) in order for Executive to


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                           qualify for vesting in the year 2000. Also, for
                           purposes of illustration only, if the Dow Jones Internet Index decreases by twenty percent (20%) in any such year, the Company's performance must decrease by seventeen percent (17%) or less in order for Executive to vest the Option Shares for such year.)

                           Playboy.com's Performance shall be defined as follows: for the year ending December 31, 2000 it shall be the percentage change in the share price to underwriters from the date of the Company's initial public offering to the current year-end price, which shall be defined as the average of the closing prices of Playboy.com on the ten (10) trading days preceding the next January 1. For each subsequent year, it shall be measured by calculating the percentage change in the previous year-end price and the current year-end price.

                           Dow Jones Internet Index Performance shall be defined as follows: for the year ending December 31, 2000 it shall be the percentage change in the Index from the date of the IPO to the current year-end price, which shall be defined as the average of the closing prices of the Dow Jones Internet Index on the ten (10) trading days preceding the next January 1. For each subsequent year, it shall be measured by calculating the percentage change in the previous year-end price and the current year-end price.

         (b) In the event there is a Change of Control and the Company terminates the Executive's employment during the Term of Employment other than pursuant to section 10.(c), or if Executive terminates his employment pursuant to section 10.(d), all unvested Stock Options granted to Executive hereunder will immediately vest. "Change of Control" shall mean a change in ownership or control of the Company effected through any of the following transactions:


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                  (i)      a merger, consolidation or reorganization approved by
                           the Company's stockholders, UNLESS securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;

                  (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company's assets; or

                  (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person or company that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possession more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board recommends such stockholders accept.

                  For purposes of this section 6.(b) only, the "Company" shall include its ultimate parent, Playboy Enterprises, Inc.

7.       EMPLOYEE BENEFIT PROGRAMS.

         The Executive shall be eligible to participate in any employee benefit programs of the Company applicable to other senior level executives. In addition, the Executive shall be entitled to four (4) weeks per annum vacation.


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8.       PERQUISITES.

         The Executive shall be entitled to perquisites on the same basis as made available to other senior executives of the Company and:

         (a) during the Term of Employment, in recognition of the substantial amount of time required to be spent in New York on Company business, the Company shall reimburse the Executive up to fifty thousand dollars ($50,000) annually of the cost of a New York apartment lease in lieu of hotel accommodations; and

         (b)      expensing the cost of airline upgrade certificates or coupons.

9.       REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES.

         Executive shall be reimbursed for all necessary travel, entertainment and miscellaneous expenses reasonably incurred by Executive in the performance of his duties hereunder in accordance with the Company travel and entertainment policy applicable to other members of senior management of the Company upon submission of documentation reasonably satisfactory to the Company of such expenses.

10.      TERMINATION OF EMPLOYMENT.

         (a)      TERMINATION DUE TO DEATH.

                  In the event the Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:

                  (i)      Base Salary through the date of death;

                  (ii) the right to exercise any Stock Option which was exercisable at the date of the Executive's death for a period of one (1) year following the Executive's death;


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                  (iii)    any amounts earned, accrued or owing to the Executive
                           but not yet paid; and

                  (iv) other benefits in accordance with applicable plans and programs of the Company.

         (b)      TERMINATION DUE TO DISABILITY.

                  In the event the Executive becomes totally disabled or disabled such that he is rendered unable to perform substantially all of his usual duties for the Company, and if such disability shall persist for a continuous period in excess of three (3) months, or an aggregate period in excess of four (4) months in any one (1) fiscal year, the Company shall have the right at any time after the end of such period to terminate the Executive's employment under this Agreement by delivering a thirty (30) day prior written notice to him.

                  For purposes of this Agreement, if the Executive and the Company shall disagree as to whether he is totally disabled, or disabled such that he is rendered unable to perform substantially all of his usual duties for the Company, the decision of a doctor, mutually agreed upon by the parties, shall be binding as to both questions. If the parties cannot agree upon a doctor, the Executive and the Company shall each select a doctor. The two (2) doctors so selected shall select a third (3rd) doctor, who shall resolve either or both of the questions referred to above.

                  In the event the Executive's employment is terminated due to disability, he shall be entitled to:

                  (i) Base Salary through the effective date of his termination due to disability;

                  (ii) the right to exercise any Stock Option which is exercisable on the date of termination for a period of one (1) year;


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                  (iii)    any amounts earned, accrued or owing to the Executive
                           but not yet paid; and

                  (iv) disability and other benefits in accordance with the applicable plans and programs of the Company.

         (c)      TERMINATION BY THE COMPANY FOR CAUSE.

                  In the event the Company terminates the Executive's employment for Cause, he shall be entitled to:

                  (i)      Base Salary through the date of such termination;

                  (ii) any amounts earned, accrued or owing to the Executive but not yet paid; and

                  (iii) other benefits, if any, in accordance with applicable plans and programs of the Company.

         (d)      TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION WITHOUT
                  CAUSE.

                  In the event the Executive's employment is terminated without cause or in the event there is a Constructive Termination Without Cause, the Executive shall be entitled to:

                  (i)      Base Salary through the date of such termination;

                  (ii) Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment for a period of twelve (12) months; payable lump sum immediately after such termination;

                  (iii) if termination occurs prior to the end of the Executive's first (1st) year of employment, the immediate vesting of all unvested Stock Options granted to Executive under section 6.(a)(i);


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                  (iv)     any amounts earned, accrued or owing to the Executive
                           but not yet paid; and

                  (v) other benefits in accordance with applicable plans and programs of the Company.

         (e)      VOLUNTARY TERMINATION.

                  Same consequences as Termination for Cause.

         (f)      NO MITIGATION.

                  In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due him under the Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

11.      TERMINATION OF DISPUTES.

         Any disputes arising under or in connection with this Agreement shall, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in New York City, New York in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both Parties, shall be borne by the Company. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled at the time the dispute arises.

12.      INDEMNIFICATION.

         (a) The Executive shall be entitled to indemnification by the Company in accordance with the provisions of the Company's bylaws and the implementing Board resolutions as in effect on the date of this Agreement


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                  or, if more favorable to Executive, the provisions of such bylaws as in effect at the time indemnification is requested.

         (b) The Company shall include Executive as an additional insured under its directors' and officers' liability insurance which shall be maintained by the Company during the Term of Employment.

13.      EFFECT OF AGREEMENT ON OTHER BENEFITS.

         Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

14.      ASSIGNABILITY; BINDING NATURE.

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Without the prior written consent of the Company, no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in section 23. below.

15.      CONFLICTS OF INTEREST.

         (a) It is hereby acknowledged that Executive is aware of Company's Affiliates' conflict of interest policy (a copy of which is attached hereto as Exhibit "A" and by this reference made a part hereof), and understands that compliance therewith is of the essence of and is material to this Agreement. Company agrees that Executive shall have a period of sixty (60) days from commencement of services hereunder during which to divest himself of ownership of any firms, corporation, stock or similar items which are in violation of said conflict of interest policy.


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         (b)      Executive recognizes and acknowledges that a breach of the provisions of this paragraph would result in immeasurable and irreparable harm to Company. Executive accordingly agrees that in addition to, and not in lieu of, all other remedies available to Company against Executive by reason of such breach, Company shall be entitled to temporary and permanent injunctive relief to prevent the occurrence or continuation thereof.

16.      CONFIDENTIALITY, DISCLOSURE OF INFORMATION.

         (a) The Executive recognizes and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interest of the Company or of persons with whom the Company may have business relationships. Except as permitted herein or as may be approved by the Company from time to time, the Executive will not during the Term of Employment or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Executive's duties and responsibilities hereunder). If Executive is requested or becomes legally compelled to disclose any of the Confidential Information, he will give prompt notice of such request or legal compulsion to the Company. The Company may waive compliance with this section 16.(a) or will provide Executive with legal counsel at no cost to Executive to seek an appropriate remedy. The term "Confidential Information" means information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company's business that is not generally known


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                  to the public or to actual or potential competitors of the
                  Company (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this section 16. by the Executive, regardless of whether the Executive continues to be employed by the Company.

         (b) It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive's employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive's possession or control, shall be returned to and left with the Company. Anything in this section 16.(b) to the contrary notwithstanding, Executive shall be entitled to retain his personal rolodex and any Company Materials contained in his personal computer so long as he does not disclose any Company Materials to any third parties.

17.      INVENTIONS DISCOVERED BY EXECUTIVE

         The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services


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         hereunder (or, if based on any Confidential Information, within one (1)
         year after the Term):

         (a) which pertain to any line of business activity of the Company, if then conducted or then being actively planned by the Company, with which the Executive was or is involved,

         (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or

         (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours.

         The Executive hereby quitclaims to the Company all of the Executive's right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the quitclaim of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, relating to the Executive's employment with the Company, and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. Section 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be a work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. Section 101, as amended, such work is hereby conveyed and transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce


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         the Company's rights under this section. This section 17. shall survive the termination of this Agreement. Any conveyance of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be conveyed under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

18.      NON-COMPETITION AND NON-SOLICITATION

         The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment with the Company the Executive has had and will have access to the Company's Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

         In recognition of this, the Executive covenants and agrees that:

         (a) During the Executive's employment with the Company, and for a period of one (1) year thereafter, the Executive may not, without the prior written consent of the Company, (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder, or in any other capacity whatsoever) perform any work directly competitive in any way to the content driven men's entertainment internet business of the Company or a substantially planned business that the Executive is aware of during the Executive's employment with the Company on behalf of any entity or person other than the Company (including the Executive).

         (b) During the Executive's employment with the Company, and for a period of one (1) year thereafter, the Executive may not entice, solicit or encourage any Company employee (except for Executive's Los Angeles based executive assistant) to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent from the Company.

         (c) During the Executive's employment with the Company, and for a period of one (1) year thereafter, the Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

19.      NON-DISPARAGEMENT; NON-DISCLOSURE.

         (a) The Executive hereby agrees that during the Term of Employment and at all times thereafter, the Executive will not make any public statement, or engage in any conduct, that is disparaging to the Company, any of its officers, directors, or shareholders known to Executive, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Company. Notwithstanding

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

                  any term to the contrary herein, the Executive shall not be in breach of this section 19. for the making of any truthful statements under oath.

         (b) The Executive will not directly or indirectly disclose, discuss, disseminate, be the source of or otherwise publish or communicate in any manner to any person or entity any Confidential Information concerning the personal, social or business activities of the Company, its Affiliates or the executives and principals and the officers, directors, agents and employees of all of the foregoing during or at any time after the termination of Executive's employment. In addition, the Executive agrees that without Employer's express written approval in each case, Executive will not:

                  (i) write, be the source of or contribute to any articles, stores, books, screenplays or any other communication or publicity of any kind (written or otherwise) or deliver lectures in any way regarding or concerning the Confidential Information, or

                  (ii) grant any interviews regarding or concerning the Confidential Information during or at any time after the termination of his employment.

20.      PROVISIONS NECESSARY AND REASONABLE.

         (a)      The Executive agrees that:

                  (i) the provisions of sections 16., 17., 18. and 19. of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions and goodwill;

                  (ii) the specific temporal, geographic and substantive provisions set forth in section 18. of this Agreement are reasonable and necessary to protect the Company's business interests; and

                  (iii) in the event of any breach of any of the covenants set forth in sections 16., 17., 18. and 19.

                           herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach.

                  In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

        (b)      If any of the covenants contained in sections 16., 17., 18. and
                 19. hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

        (c)      If any of the covenants contained in sections 16., 17., 18. and
                 19. hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

21.      REPRESENTATIONS REGARDING PRIOR WORK AND LEGAL OBLIGATIONS.

         (a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive's ability to accept employment with, or to perform any function for, the Company.


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         (b)      The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.

         (c) The Executive acknowledges that the Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true.

22.      ENTIRE AGREEMENT.

         This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

23.      AMENDMENT OR WAIVER.

         No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

24.      SEVERABILITY.

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.


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25.      SURVIVORSHIP.

         The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

26.      BENEFICIARIES/REFERENCES.

         The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

27.      GOVERNING LAW.

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.

28.      NOTICES.

         Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

         If to the Company:                     Playboy.com, Inc.
                                                680 North Lake Shore Drive
                                                Chicago, IL 60611
                                                Attention:  General Counsel

         If to the Executive:                   Kevin Mayer
                                                2321 Achilles Drive
                                                Los Angeles, CA 90046




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         With a copy to:                        Ken Ziffren
                                                Ziffren Brittenham Branca &
                                                Fischer, LLP
                                                1801 Century Park West
                                                Los Angeles, CA 90067-6406

29.      HEADINGS.

         The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

30.      COUNTERPARTS.

         This Agreement may be executed in two (2) or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

         PLAYBOY.COM, INC.

         By  /s/ Christie Hefner
           -----------------------------------
         Christie Hefner
         Chairman and Acting Chief Executive Officer


         /s/ Kevin Mayer
         -------------------------------------
         Kevin Mayer



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